Exhibit 10(l)
16

To:	Name	Date:	______
From:	J. Rumsey
Subject:	Your 20__ Total Compensation

I am pleased to inform you of the details of your 20___ compensation as recently approved by the Talent Management and Compensation Committee of the Board of Directors. In determining individual Officer compensation, senior management and the Committee incorporated the following objectives with a review of market benchmarks for each Officer’s position:

•We want to motivate you to help us meet our key financial and strategic objectives;
•We want to link your compensation to shareholder return and make you feel and act like owners of the company;
•We want you to know that we see you as a critical part of our company; and
•We consider your performance in determining compensation, both what you do and how you do it.

[Explanation of how compensation is structured.]

Your 20__ Compensation

This memo provides details about your base salary for 20__, confirms your target Variable Compensation participation and includes information on your 20__ Long Term Grant award.

[Summary of attachments]

Should you have any questions regarding your compensation package, please discuss with your manager. Thank you for your efforts and hard work over the past year. I look forward to working together and making 20__ successful.

/s/ Jennifer Rumsey

J. Rumsey
President and Chief Executive Officer

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Attachment ___

Name: ______________

20__ Compensation Summary

Your 20___ Base Salary

Your base salary information for 20__ is:

Base Salary	$____

Your 20__ Variable Compensation

For 20__, plan payouts will be based on our ______ performance. Your participation rate is indicated below.

20__ Annual Incentive Plan

Your 20__ Long Term Grant

The following table provides the details of your 20__ Long Term Grant. Attachment __ provides additional plan detail.

For 20__
Total Target Grant Value	$______

Performance Cash Target Award	$_____
Performance Share Target Award	______

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Attachment _

20__-20__ Long Term Grants

Long Term Grant

Your Long Term Grant is made up of two elements:
•Performance Cash (__% of target grant value)
•Performance Shares (__% of target grant value)

Performance Cash & Performance Shares
Performance Cash is a cash-based award and expressed as a U.S. dollar amount. Performance Shares are expressed as a number of shares of Cummins Common Stock. Your grant will follow a _____-year performance period and will be payable in ____ ___.

Performance Cash and Performance Shares are measured on _______ and _________.

The plan places an ___% weighting on ____ and a ___% weighting on _____.
Performance Cash and Shares are subject to the ____ and _____ Payout Factor Tables in Attachment ___.

The payout factor ranges from ___ to ____ and is measured on both ___ and _____ performance over the _____ year (20__- 20__) performance period. The payout factor will be based on the Payout Factor Tables and the Company’s final ___ and ___ performance. However, all payout amounts are ultimately determined by the Talent Management and Compensation Committee of the Board of Directors in its discretion.

Each metric is assessed independently and then combined into a single payout factor. An example of the payout factor calculation is as follows:

Metric	Payout Factor	Weighting	Weighted Factor

Unrounded Factor:
Final Factor:

Termination Impact on Grants - Performance Cash and Shares
Please carefully review all termination language included in this section.

Performance Cash and Performance Shares will be forfeited in the case of voluntary or involuntary termination if not employed on the date of payout, subject to the exceptions for death, disability or a qualified retirement described below.

Death or Disability. In the case of death or disability, Performance Cash and Performance Shares will be prorated based on months of active service in the performance period. If death or disability occurs in:
•Year __ of the performance period, the payout is based on _________.
•Year __ of the performance period, the payout factor is calculated by __________.
•Year ___ of the performance period, the payout is processed according to the original payout schedule, based on ________.

Disability is defined for this purpose as eligibility for benefits under the Company’s Long-Term Disability Plan.

Retirement. A qualified retirement is defined as __________.

Employees who retire, having met the service and seniority requirements described above, will receive a prorated amount of Performance Cash and Shares based on months of active service in the performance period. The payout is processed according to the original payout schedule, based on the actual payout factor.

Prior to departure, please review your account in ________. Questions can be directed to the CBS compensation services team at __________________.

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Leave of Absence Details – Performance Cash and Shares

Unless applicable country legislation or regulation requires a deviation, the following leaves of absence will be treated as described below:

•Employees on Military Leave will not be treated as having an involuntary or voluntary termination of employment for purposes of their Long Term Grants.

•Employees on leave (paid or unpaid) for less than six months will not be treated as having an involuntary or voluntary termination of employment for purposes of their Long Term Grants.

•Employees on unpaid leave greater than six months will be treated as having an involuntary termination of employment for purposes of their Long Term Grants at the time the unpaid leave extends beyond six months

Omnibus Incentive Plan

The Performance Cash and Performance Shares are granted pursuant to the Cummins Inc. 2012 Omnibus Incentive Plan (Plan), a copy of which you acknowledge having received. Additional terms and conditions of the Performance Cash and Performance Shares are set forth in the Plan.

If there is a conflict between the provisions of this letter and the provisions of the Plan, the provisions of the Plan will govern. Capitalized terms not otherwise defined in this letter have the meaning set forth in the Plan.

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Attachment ___

20__-20__ Long Term Grant Payout Factor Table

[Payout Factor Table]

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Attachment __

20__ Annual Bonus Plan Payout Factors Table

[Payout Factors]

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